Exhibit 99.1

The LGL Group, Inc. Reports Second Quarter 2015 Financial Results

ORLANDO, FL, August 13, 2015 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and six months ended June 30, 2015.
Summary of Q2 2015 Results:

•	Revenues of $5.5 million, a decrease of 6.5% compared to Q2 2014
•	Gross margin of 32.7%
•	Net loss of ($0.08) per diluted share vs. ($0.49) per diluted share in Q2 2014
•	Adjusted EBITDA of $0.2 million, a year-over-year improvement of $0.7 million
•	Backlog improves to $8.9 million at 6/30/2015 vs. $8.7 million at 3/31/2015

Total revenues for Q2 2015 were approximately $5.5 million, a decrease of 6.5% compared to revenues of $5.9 million for the comparable period in 2014.  The Company reported a net loss of ($0.2) million, or ($0.08) per share for Q2 2015, compared with a net loss of ($1.3) million, or ($0.49) per share for the comparable period in 2014, which included a one-time non-cash restructuring charge of ($0.4) million.  Adjusted EBITDA, which excludes non-cash stock-based compensation and one-time non-cash restructuring charges, was $0.2 million, or $0.08 per share, for Q2 2015, compared to a loss of ($0.5) million, or ($0.21) per share, for the comparable period in 2014.
Total revenues for the six months ended June 30, 2015, were approximately $10.9 million, a decrease of 9.2% compared to revenues of $12.0 million for the comparable period in 2014.  The Company reported a net loss of (0.4) million, or ($0.14) per share for the six months ended June 30, 2015, compared with a net loss of ($2.1) million, or ($0.80) per share for the comparable period in 2014, which included a one-time non-cash restructuring charge of ($0.4) million.  Adjusted EBITDA, which excludes non-cash stock-based compensation and one-time non-cash restructuring charges, was $0.3 million, or $0.10 per share, for the six months ended June 30, 2015, compared to a loss of ($1.4) million, or ($0.54) per share, for the comparable period in 2014.
Gross margin for Q2 2015 was 32.7%, which was an increase of 9.4 percentage points from 23.3% for the comparable period in 2014 which included an increase in accrued warranty expense of $344,000 related to two isolated product defects.  Excluding the increase in accrued warranty expense, the quarter over quarter improvement in gross margin was primarily due to a favorable product mix and continued margin improvement initiatives. Gross margin for the six months ended June 30, 2015 was 33.0% compared to 24.7% for the comparable period in 2014.
The Company's Executive Chairman and CEO, Michael Ferrantino, Sr., said "While we have much to be pleased about with the reduction in losses, positive EBITDA and increase in cash, we are not content. The work ahead of us continues. We have begun to shift our focus from rationalizing operations and our cost structure towards growing the top line. More time is being spent to understand our markets and develop value added products, which are, and will continue to become, a larger portion of our backlog. As we move away from low margin commodity products to more complex assemblies, which tend to have a longer build cycle and higher margins, we expect some short-term variability in the quantity of shipments. Once this transition is complete and we load our factories in an optimal way, we will see more consistency and predictability in our shipments."
Positive Cash Flows from Operations; Solid Capital Position

Operating cash flows were positive for Q2 2015, with net cash provided by operating activities of $302,000 for the quarter ended June 30, 2015, compared to net cash used in operations of ($36,000) for the quarter ended June 30, 2014.
Total cash and cash equivalents was $5.4 million, or $2.04 per share, at June 30, 2015, compared to $5.2 million, or $1.99 per share, at December 31, 2014.  Adjusted working capital (accounts receivable, net, plus inventory, net, less accounts payable) was down slightly to $5.6 million as of June 30, 2015, compared to $5.7 million as of December 31, 2014, which reflects the continuing effort to manage working capital levels to operating activity.
The Company's Chairman of the Board, Marc Gabelli, stated "While management continues to move the Company towards sustainable growth, we are pleased to see the positive results from the many initiatives implemented by management over the last year.  With a strong and unlevered balance sheet, including $5.4 million in cash, a revolving credit facility, and positive operating cash flow, the Company is positioned to invest in the right opportunities both internally and externally."

About The LGL Group, Inc.
The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Patti Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

REVENUES	$5,471	$5,850	$10,875	$11,981
Cost and Expenses:
Manufacturing cost of sales	3,683	4,485	7,288	9,020
Engineering, selling and administrative	2,121	2,246	4,081	4,656
Restructuring expense	—	397	—	397
OPERATING LOSS	(333)	(1,278)	(494)	(2,092)
Other Income (Expense):
Interest expense, net	(4)	(8)	(9)	(16)
Other income, net	147	17	135	30
Total Other Income (Expense)	143	9	126	14
LOSS BEFORE INCOME TAXES	(190)	(1,269)	(368)	(2,078)
Income tax provision	(11)	—	(11)	—
NET LOSS	$(201)	$(1,269)	$(379)	$(2,078)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,637,719	2,594,743	2,627,160	2,594,764
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.08)	$(0.49)	$(0.14)	$(0.80)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$5,431	$5,192
Accounts receivable, less allowances of $38 and $43, respectively	2,962	3,266
Inventories, net	3,765	4,198
Prepaid expenses and other current assets	222	278
Total current assets	12,380	12,934
Property, plant and equipment, net	3,416	3,547
Intangible assets, net	502	528
Other assets, net	249	253
Total assets	$16,547	$17,262
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Liabilities	2,563	3,025
Stockholders' Equity	13,984	14,237
Total Liabilities and Stockholders' Equity	$16,547	$17,262

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income (loss) adjusted to exclude depreciation and amortization expense, interest income (expenses), provision (benefit) for income taxes and stock-based compensation expense. We believe such non-GAAP measures are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA Income (Loss):

For the period ended June 30, 2015 (000's, except shares and per share amounts)	Three months	Six months

Net loss before income taxes	$(190)	$(368)
Add: Interest expense	4	9
Add: Depreciation and amortization	207	435
Add: Non-cash stock compensation	174	187
Adjusted EBITDA	$195	$263

Weighted average number of shares used in basic and diluted EPS calculation	2,594,743	2,594,764
Adjusted EBITDA per share	$0.08	$0.10

For the period ended June 30, 2014 (000's, except shares and per share amounts)	Three months	Six months

Net loss before income taxes	$(1,269)	$(2,078)
Add: Interest expense	8	16
Add: Depreciation and amortization	238	473
Add: Non-cash stock compensation	96	186
Add: One-time restructuring expense	397	--
Adjusted EBITDA loss	$(530)	$(1,403)

Weighted average number of shares used in basic and diluted EPS calculation	2,594,743	2,594,764
Adjusted EBITDA loss per share	$(0.21)	$(0.54)